EXHIBIT 99.1
Heartland Payment Systems Fourth Quarter Net Income Up 20%,
Diluted Earnings per Share Up 14%
Quarterly Dividend Doubled
Princeton, N.J., February 15, 2007 — Heartland Payment Systems, Inc. (NYSE: HPY), the nation’s sixth largest provider of merchant acquiring services, today announced a 20% increase in fourth quarter net income to $6.6 million compared to net income of $5.5 million in the fourth quarter of 2005. For the three months ended December 31, 2006, the Company reported earnings of $0.16 per fully diluted share, an increase of 14% compared to earnings of $0.14 per fully diluted share in the year ago quarter. Net income in the fourth quarter of 2006 includes a pre-tax charge of $1.5 million, or $0.03 per diluted share, for the write off of purchased software. Excluding this charge, net income for the fourth quarter of 2006 would have been $7.5 million, or $0.19 per fully diluted share, increases of 37% and 36%, respectively, compared to the fourth quarter of 2005.
The Company’s revenue in the quarter rose 27% to $288 million from $227 million in the year earlier period, driving a 25% increase in operating income. The operating margin for the fourth quarter fell to 17.9% of net revenues (defined as total revenues less interchange and dues and assessments), reflecting both seasonal weakness and certain one-time costs associated with the conversion of virtually all of the Company’s card merchant portfolio onto its proprietary back end technology.
Robert Carr, Chairman and CEO, said, “We ended the year with another quarter of strong growth among our key metrics, and achieved a better than 40% growth rate in earnings for the year. Among the many significant new milestones surpassed, this second biggest quarter in Company history lifted our total revenues for the year over $1 billion for the first time. Early in December, we had our first $1 billion processing week and, recently, the success of our unique sales force, which we grew by over 30% in 2006, was recognized by a leading sales professional publication. While the operating margin in the quarter was dampened somewhat by incremental costs arising from our “Passport” implementation, we are excited by the significant competitive advantages we have created through the development of our proprietary front- and back-end technology platforms. In the fourth quarter, almost 80% of new card merchants installed and 70% of total transactions processed were on HPS Exchange, helping drive down processing and servicing costs to their lowest relative level this year.”
Processing volume for the three months ended December 31, 2006 increased 25% to $11.4 billion from $9.1 billion during the same period in 2005, even though same store sales at our installed base rose only 2.2%, well below the Company’s historical experience. The Company’s active merchant count rose to 137,400 at December 31, 2006, a 21% increase over the past twelve months, comprised of 133,200 card processing and 4,200 payroll customers.
FULL YEAR RESULTS
For the full year 2006, revenues were $1.1 billion, up 31% compared to $835 million for fiscal 2005. Net income for 2006 was $28.5 million, or $0.71 per fully diluted share, increases of 49% and 42%, respectively, compared to net income of $19.1 million, or $0.50 per fully diluted share, in 2005. Earnings per share in 2006 are based on a 5% increase in the average diluted share count compared to fiscal 2005. Net income in 2006 includes a net pre-tax charge of $0.7 million, or $0.01 per diluted share, in other, non-operating income. Net income in 2005 includes a net pre-tax benefit of $2.2 million, or $0.02 per diluted share, from other, non-operating income.

Mr. Carr continued, “We are entering 2007 having established a solid foundation for growth. We have a record number of installed merchants processing on one of the industry’s most robust technology platforms. We have expanded our sales organization to over 1,379 sales professionals, including 223servicing managers at December 31, 2006, to capitalize on the strong growth opportunities with small and mid-sized merchants. Since much of the growth in our sales force occurred in the second half of the year, we expect to see their contribution steadily improve this year. And, with our strong cash flow, we have the financial resources to support the rapid expansion we have consistently generated, including the expansion of our customer service infrastructure. By offering merchants transparent pricing, personalized service, and the new products and end-to-end processing our advanced technology investments can offer, we believe that we can sustain Heartland as the processor of choice in our markets.”
FULL YEAR 2007 GUIDANCE:
The Company is establishing guidance for fiscal 2007. For the year, we expect net revenue (total revenues less interchange, dues and assessments) to grow by 21% – 23%; operating income as a percentage of net revenue to be 19% – 21%; a tax rate of 37.2%; and earnings per share of $1.00 – $1.05, which excludes $0.04 per share of after-tax SFAS No. 123R stock-based compensation expense currently anticipated for fiscal 2007. Additionally, the Company announced that for the first quarter of 2007, it anticipates delivering earnings per share in the range of $0.16 – $0.18. Beyond the first quarter of 2007, Heartland does not anticipate providing further quarterly earnings per share guidance.
BOARD DOUBLES QUARTERLY DIVIDEND
The Company also announced that the Board of Directors has doubled the quarterly dividend to $0.05 per common share. The dividend is payable to shareholders of record on February 23, 2007 and will be paid on March 15, 2007.
Conference Call:
Heartland Payment Systems, Inc. will host a conference call on February 15, 2007 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. The conference call may be accessed by calling (973) 935-8511 at 8:25AM Eastern time on February 15, 2007. Please provide the operator with PIN number 8385703. The conference call will also be Web cast where it can be accessed on the investor relations portion of Heartland’s website at www.heartlandpaymentsystems.com.
A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, March 15, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN 8385703. The webcast will also be archived within two hours of the live call on the investor relations portion of the Company’s website.
About Heartland
Heartland Payment Systems, Inc. (HPS), a NYSE company trading under the symbol HPY, delivers credit/debit card processing and payroll solutions to over 137,000 small to medium-sized merchants throughout the United States. HPS also provides additional services to its merchants such as gift and loyalty card programs, paper check authorization, and sells and rents point-of-sale devices and supplies.
With over 1,350 sales and servicing professionals nationwide, HPS builds long-term business relationships in local sales territories, providing merchants with enhanced technology tools that assist them in more effectively operating their businesses.
Heartland processed its first transaction in 1997, and, since 2000, has grown at a compound annual rate of more than 30% to become the sixth largest merchant processor in the United States and fifteenth largest merchant processor in the world.
http://www.heartlandpaymentsystems.com

Forward-looking Statements:
This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
CONTACT:
Paul Johnson or Joe Hassett
Gregory FCA
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-642-8253
Email: Heartland_ir@gregoryfca.com
Tables Follow

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total Revenues	$287,994	$226,999	$1,097,041	$834,824

Costs of Services:
Interchange	211,841	167,636	804,267	611,736
Dues and assessments	10,602	8,553	40,334	31,491
Processing and servicing	29,686	22,749	118,342	87,668
Customer acquisition costs	10,182	7,747	35,451	28,025
Depreciation and amortization	1,639	1,629	6,042	5,685

Total costs of services	263,950	208,314	1,004,436	764,605
General and administrative	12,298	9,313	47,787	37,761

Total expenses	276,248	217,627	1,052,223	802,366

Income from operations	11,746	9,372	44,818	32,458

Other income (expense):
Interest income	366	232	1,225	477
Interest expense	(145)	(162)	(753)	(1,553)
Fair value adjustment for warrants with mandatory redemption provisions	¯	¯	¯	(2,912)
Gain on settlement of financing arrangement	¯	¯	¯	5,140
Other, net	(1,500)	187	(669)	198

Total other income (expense)	(1,279)	257	(197)	1,350

Income before income taxes	10,467	9,629	44,621	33,808
Provision for income taxes	3,895	4,147	16,077	14,715

Net income	6,572	5,482	28,544	19,093
Income allocated to Series A Senior Convertible Preferred Stock	¯	¯	¯	(4,728)

Net income attributable to Common Stock	$6,572	$5,482	$28,544	$14,365

Earnings per common share:
Basic	$0.18	$0.16	$0.78	$0.62
Diluted	$0.16	$0.14	$0.71	$0.50
Weighted average number of common shares outstanding:
Basic	37,280	34,160	36,394	23,069
Diluted	40,020	39,815	39,943	37,879

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$16,054	$8,724
Funds held for payroll customers	16,960	10,603
Receivables, net	107,154	93,756
Investments	1,082	561
Inventory	2,252	714
Prepaid expenses	2,030	1,979
Current tax asset	19,227	1,602
Current deferred tax assets, net	757	1,492

Total current assets	165,516	119,431
Capitalized customer acquisition costs, net	56,705	42,930
Deferred tax assets, net	4,562	3,477
Property and equipment, net	23,135	17,661
Goodwill and intangible assets	1,757	—
Deposits and other assets	93	186

Total assets	$251,768	$183,685

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor bank	$27,253	$34,530
Accounts payable	16,936	14,736
Deposits held for payroll customers	16,960	10,603
Current portion of accrued buyout liability	11,519	10,478
Merchant deposits and loss reserves	8,210	7,450
Accrued expenses and other liabilities	9,649	7,407
Current portion of borrowings and financing arrangements	174	261

Total current liabilities	90,701	85,465
Long-term portion of borrowings and financing arrangements	—	173
Long-term portion of accrued buyout liability	21,774	17,996

Total liabilities	112,475	103,634

Commitments and contingencies	—	—
Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 38,488,880 and 34,222,114 shares issued at December 31, 2006 and 2005; 37,405,680 and 34,200,114 shares outstanding at December 31, 2006 and 2005	38	34
Additional paid-in capital	153,997	96,417
Accumulated other comprehensive loss	(21)	(26)
Retained earnings (Accumulated deficit)	10,804	(15,879)
Treasury stock, at cost (1,083,200 and 22,000 shares at December 31, 2006 and 2005)	(25,525)	(495)

Total stockholders’ equity	139,293	80,051

Total liabilities and stockholders’ equity	$251,768	$183,685

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities
Net income	$28,544	$19,093
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	35,823	24,636
Other depreciation and amortization	7,557	5,695
Deferred taxes	(351)	1,811
Share-based compensation	1,323	—
Loss on purchased software	1,500	—
Fair value adjustment for warrants with mandatory redemption provisions	—	2,912
Gain on settlement of financing arrangement	—	(5,140)
Other	254	33
Changes in operating assets and liabilities:
Increase in receivables	(12,389)	(29,431)
(Increase) decrease in inventory	(438)	104
Payment of signing bonuses, net	(33,743)	(21,788)
Increase in capitalized customer acquisition costs	(15,855)	(11,531)
(Increase) decrease in prepaid expenses	(59)	172
Decrease (increase) in current tax asset	10,978	(2,783)
Decrease in deposits and other assets	23	1
Excess tax benefits on options exercised under SFAS No. 123R	(28,603)	—
Decrease in due to sponsor bank	(7,277)	(10,623)
Increase (decrease) in accounts payable	1,325	(2,955)
Increase in accrued expenses and other liabilities	1,958	2,116
Increase in merchant deposits and loss reserves	760	275
Payouts of accrued buyout liability	(10,664)	(13,481)
Increase in accrued buyout liability	15,483	14,920

Net cash used in operating activities	(3,851)	(25,964)

Cash flows from investing activities
Purchase of investments	(2,158)	(1,544)
Maturities of investments	1,258	487
Increase in funds held for payroll customers	(5,972)	(163)
Increase in deposits held for payroll customers	6,357	1,192
Acquisition of business, net of cash acquired	(3,453)	—
Purchases of property and equipment	(13,960)	(12,337)
Proceeds from disposal of property and equipment	—	27

Net cash used in investing activities	(17,928)	(12,338)

Cash flows from financing activities
Principal payments on borrowings and financing arrangements	(261)	(7,520)
Proceeds from exercise of stock options	27,658	8,953
Excess tax benefits on options exercised under SFAS No. 123R	28,603	—
Repurchase of common stock	(25,030)	(495)
Dividends paid on common stock	(1,861)	—
Net proceeds from sale of common stock	—	41,712

Net cash provided by financing activities	29,109	42,650

Net increase in cash and cash equivalents	7,330	4,348
Cash and cash equivalents at beginning of year	8,724	4,376

Cash and cash equivalents at end of year	$16,054	$8,724

Supplemental cash flow information:
Cash paid during the year for:
Interest	$747	$1,581
Income taxes	2,727	11,742